Exhibit 10.24

Non-Employee Director Compensation Policy

The following non-employee director compensation shall apply to all non-employee directors of the Company effective upon completion of the Company’s initial public offering.

•	Each non-employee director will receive an annual cash retainer in the amount of $32,500 per year.

•	The Lead Independent Director will receive an additional annual cash retainer in the amount of $17,500 per year.

•	The chairperson of the audit committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the audit committee.

•	The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the compensation committee.

•	The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $7,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $3,500 per year for such member’s service on the nominating and corporate governance committee.

•	Under the Post-IPO Director Compensation Program, each non-employee directors will receive a stock option grant covering approximately 0.088% shares of our common stock upon a director’s initial appointment or election to our board of directors and an annual stock option grant covering approximately 0.044% shares of our common stock on the date of each annual stockholder’s meeting thereafter, beginning in 2015. Each stock option granted pursuant to this policy will vest in substantially equal (i) quarterly installments on each quarter during the first three years after the applicable grant date for the initial appointment or election grants and (ii) the earlier of the following year’s annual stockholder meeting or the twelve month anniversary of the applicable grant date for the annual grants, subject to continued service on our board of directors.